CUSIP NO 344067 1 03                      13G                 Page 4 of 4 Pages

EXHIBIT 2

REPORTING PERSON RELATIONSHIPS

     On December 31, 2000, Charles River Partnership VIII Limited Partnership ("CRP VIII") was the registered holder of 2,712,031 shares of Flycast Communications Corporation common stock, and Charles River Partnership VIII-A Limited Partnership (CRP VIII-A) was the registered holder of 67,149 shares of Be Free, Inc. common stock. The general partner of CRP VIII is Charles River VIII GP, Limited Partnership. Charles River VIII GP, LP disclaims beneficial ownership of the shares held by CRP VIII and CRP VIII-A in which it does not have a pecuniary interest.